THIRD AMENDED SCHEDULE A

To the Services Agreement

LIST OF FUNDS

The following series of the Trust are advised by JO Hambro Capital Management Limited (the “Adviser”) as a series as now in existence and listed below, as well as such additional series as may be established by the Trust from time to time and advised by the adviser (each series a “Fund” and collectively, the “Funds”:

FUND NAME(S)

As of June 16, 2016

JOHCM International Select Fund

JOHCM Emerging Markets Opportunities Fund

JOHCM Global Equity Fund

JOHCM International Small Cap Equity Fund

JOHCM Asia Ex-Japan Fund

JOHCM Emerging Markets Small Mid Cap Equity Fund

JOHCM US Small Mid Cap Equity Fund

JOHCM International Opportunities Fund

ADVISERS INVESTMENT TRUST		BEACON HILLFUND SERVICES, INC.

/s/ Dina Tantra		/s/ Stephen G. Mintos
Name:	Dina A. Tantra	Name:	Stephen G. Mintos
Title:	President	Title:	President